Exhibit T3A.2.81

State of Delaware Secretary of State Division of Corporations Delivered 12:44 PM 08/18/2006 FILED 12:44 PM 08/18/2006 SRV 060774208 - 4207519 FILE

CERTIFICATE OF FORMATION

OF

JCG (PJC) USA, LLC

This Certificate of Formation of JCG (PJC) USA, LLC (the “Limited Liability Company”), dated August 18, 2006, is being duly executed and filed by Jason Ment, as an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101 et seq.).

The undersigned, being duly authorized to execute and file this Certificate of Formation, hereby certifies that:

FIRST:            The name of the Limited Liability Company is JCG (PJC) USA, LLC

SECOND:       The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first written above.

/s/ Jason Ment
Jason Ment
Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 04:22 PM 07/12/2007 FILED 04:00 PM 07/12/2007 SRV 070808536 - 4207519 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: JCG (PJC) USA, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The Limited Liability Company is changing its registered agent to the following: The Corporation Trust Company Corporation Trust Center 1209 Orange Street Wilmington, DE 19801 New Castle County

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 3rd day of July, A.D. 2007.

By:	/s/ Kenneth C. Black
Authorized Person(s)

Name:	Kenneth C. Black
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